Exhibit 99.1

The New York Times Company Reports 2007 Fourth-Quarter and Full-Year Results

NEW YORK--(BUSINESS WIRE)--Jan. 31, 2008--The New York Times Company announced today fourth-quarter 2007 earnings per share (EPS) from continuing operations of $.37, compared with a loss per share of $4.59 in the fourth quarter of 2006. Excluding the special items noted below, EPS from continuing operations was $.44 in the fourth-quarter compared with $.46 in the fourth quarter of 2006.

Fourth-quarter 2007 operating profit from continuing operations increased to $101.5 million from a loss of $685.2 million in the fourth quarter of 2006. Excluding depreciation and amortization and the special items noted below, operating profit from continuing operations was $159.2 million compared with $169.8 million in the fourth quarter of 2006.

For comparability purposes, all numbers cited in the quote below exclude special items, which are noted later in this release.

“After total revenues grew in both October and November, advertising softened in December, which had a significant effect on the quarter,” said Janet L. Robinson, president and CEO. “Although national advertising continued to increase, due in part to strength in the financial services and entertainment categories, classified and retail advertising declined as the overall economy slowed. Continuing our transition into the digital era, online revenues again demonstrated very strong growth, up nearly 18 percent in the quarter. Circulation revenues also continued to show gains, up almost 3 percent.

“Looking back at 2007, we made a great deal of progress in executing on our business strategy and positioning the Times Company for the long term. The net effect of our actions was that operating profit before depreciation and amortization grew more than 3 percent.

“We introduced profitable new products that helped extend our print properties. We also did so online and our digital revenues grew 22 percent. Circulation revenues rose about 2 percent, demonstrating the pricing power of The Times brand. As a result of rigorous expense management, costs before depreciation and amortization declined 2 percent. And after a careful review of our portfolio of businesses, we sold non-core assets that resulted in $615 million in gross proceeds. We also remained dedicated to returning value to our shareholders, increasing our dividend 31 percent.

“To date in January, the percentage decline in advertising revenue is trending similar to that of December. We see signs of a softening economy in our business. We plan to stay focused on what we do best – producing high-quality journalism, introducing new products in print and online, and stringently managing our costs.”

Fourth-Quarter Special Items

Fourth-quarter 2007 results from continuing operations included:

  A non-cash charge of $11.0 million ($6.4 million after tax, or $.04 per share) related to the write-down of an intangible asset at the Worcester Telegram & Gazette, whose results are included in the New England Media Group (NEMG), and
  A non-cash charge of $7.1 million ($4.1 million after tax, or $.03 per share) related to the write-down of our 49 percent investment in Metro Boston, LLC, which publishes a free daily newspaper in the Greater Boston area. This charge is included in “Net (loss)/income from joint ventures” in our Condensed Consolidated Statements of Income.

These items total a net loss of $18.1 million ($10.5 million after tax, or $.07 per share).

Fourth-quarter 2006 results from continuing operations included:

  A non-cash charge of $814.4 million ($735.9 million after tax, or $5.11 per share) related to the write-down of intangible assets at the NEMG, and
  An additional week (14 weeks) in 2006 compared with the fourth quarter of 2007 (13 weeks). We estimate that the week added $50.8 million in revenues, $36.8 million in costs, $14.0 million in operating profit and pre-tax income of $14.3 million ($8.3 million after tax, or $.06 per share).

These items total a net loss of $800.1 million ($727.6 million after tax, or $5.05 per share).

Comparisons

All quarterly and annual comparisons exclude the results of the Broadcast Media Group, which was sold in May 2007. We recorded a pre-tax gain on the sale of $190.0 million ($94.0 million after tax, or $.65 per share in 2007).

This release includes non-GAAP financial measures, and the exhibits include a discussion of management’s use of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Fourth-Quarter Results from Continuing Operations

Revenues

Total revenues decreased 7.1 percent to $865.8 million from $931.5 million. Advertising revenues decreased 9.1 percent; circulation revenues declined 4.0 percent; and other revenues increased 1.3 percent. Excluding the additional week, total revenues decreased 1.7 percent; advertising revenues decreased 4.1 percent; circulation revenues grew 2.6 percent; and other revenues rose 5.5 percent.

Operating Costs

Operating costs decreased 6.1 percent to $753.2 million from $802.3 million. Depreciation and amortization declined 14.5 percent to $46.7 million from $54.6 million mainly due to a decrease in accelerated depreciation expense for the assets at the Edison, N.J., printing facility, which we are in the process of closing.

Excluding depreciation and amortization and the additional week, operating costs declined 0.6 percent to $706.6 million from $710.9 million. The decline was a result of lower newsprint expense and compensation costs offset by increased staff reduction costs and professional fees.

Newsprint expense for the fourth quarter decreased 30.3 percent, with 16.0 percent of the decrease resulting from lower consumption and 14.3 percent from newsprint prices. Excluding the additional week, newsprint expense declined 25.6 percent, with 14.4 percent of the decline resulting from lower prices and 11.2 percent from lower consumption.

Staff reduction costs totaled $17.8 million in the fourth quarter of 2007 and $8.5 million in the same period a year earlier.

Fourth-Quarter Business Segment Results

News Media Group

Total News Media Group revenues decreased 8.0 percent mainly due to the additional week. Excluding the additional week, total revenues decreased 2.7 percent as a result of lower print advertising.

Advertising revenues in the quarter decreased 10.5 percent mainly due to the additional week and lower print advertising revenues. Excluding the additional week, advertising revenues decreased 5.6 percent.

Circulation revenues decreased 4.0 percent mainly due to the additional week. Excluding the additional week, circulation revenues increased 2.6 percent mainly due to higher home-delivery and newsstand prices for The New York Times.

Other revenues rose 0.7 percent. Excluding the additional week, other revenues increased 4.9 percent largely because of rental income from our lease of five floors in our new headquarters, and higher commercial printing, partially offset by a decrease in subscription revenues for TimesSelect, an online product offering that was discontinued in September 2007.

Total News Media Group operating costs decreased 7.0 percent to $714.9 million from $768.5 million. Excluding depreciation and amortization and the additional week, operating costs declined 1.3 percent to $674.0 million from $682.9 million due to lower newsprint expense and compensation costs offset by increased staff reduction costs and professional fees.

Operating profit increased to $109.1 million from an operating loss of $675.6 million. Excluding special items, operating profit before depreciation and amortization was $161.0 million compared with $175.0 million in 2006, mainly due to lower print advertising.

About Group

Total About Group fourth-quarter revenues increased 26.8 percent to $30.7 million from $24.2 million. Excluding the additional week, revenues grew 34.6 percent due to higher cost-per-click and display advertising and acquisitions.

Total About Group operating costs increased 36.0 percent to $19.1 million from $14.1 million. Excluding depreciation and amortization and the additional week, operating costs rose 46.3 percent to $15.3 million from $10.4 million because of higher compensation and content costs. These increases were primarily due to investments in new revenue initiatives and costs associated with ConsumerSearch, Inc., which we acquired in May 2007.

Operating profit grew 14.0 percent to $11.6 million from $10.2 million. Excluding depreciation and amortization and the additional week, operating profit for the About Group increased 24.8 percent to $15.4 million from $12.4 million.

Other Financial Data

Internet Revenues

The additional week in 2006 had a significant effect on the comparisons of Internet revenues. In the fourth quarter, our Internet revenues grew 12.0 percent to $95.2 million from $85.0 million in the fourth quarter of 2006. For the full-year 2007, Internet revenues rose 20.2 percent to $330.2 million from $274.7 million in 2006. We estimate that the additional week contributed $4.0 million in the fourth quarter and full year of 2006. Excluding the additional week, Internet revenues grew 17.6 percent in the fourth quarter and 22.0 percent for the full year.

Internet businesses include our digital archives, NYTimes.com, Boston.com, About.com and the Web sites of our other newspaper properties. In total, Internet businesses accounted for 11.0 percent of our revenues in the fourth quarter versus 9.1 percent in the 2006 fourth quarter. For the year, Internet revenues accounted for 10.3 percent of total revenues compared with 8.3 percent in 2006.

Joint Ventures

Net loss from joint ventures was $10.6 million in the fourth quarter of 2007 compared with net income of $1.3 million mainly due to the write-down of our 49 percent investment in Metro Boston and lower prices for newsprint and supercalendared paper at the mills in which we have an equity interest.

Interest Expense-net

Interest expense-net decreased in the quarter to $10.9 million from $11.6 million due to lower levels of short-term debt partially offset by lower capitalized interest.

Income Taxes

The effective income tax rate was 34.3 percent in the fourth quarter and 41.2 percent for the full year of 2007 compared with 5.0 percent and 3.0 percent in the fourth quarter and for the full year of 2006. The majority of the 2006 non-cash charge of $814.4 million at the NEMG was not deductible for tax purposes. Excluding the non-cash charge, the effective income tax rate would have been 36.6 percent in the fourth quarter and 36.2 percent for the full year of 2006.

Cash and Total Debt

At the end of the quarter, our cash and cash equivalents were approximately $52 million and total debt was approximately $1 billion.

Capital Expenditures

In the fourth quarter, total capital expenditures were approximately $84 million, which included approximately $16 million for our new headquarters, and approximately $32 million related to the New York area plant consolidation project.

For the year, total capital expenditures were approximately $375 million, including approximately $166 million for our new headquarters, and approximately $99 million related to the New York area plant consolidation project.

2008

The following expectations are for 2008 with the exception of costs savings and productivity gains, which are for 2008 and 2009.

  Cost savings and productivity gains – The Company believes that it can achieve a reduction in costs from its year-end 2007 cash cost base of a total of approximately $230 million in 2008 and 2009, excluding the effects of inflation and certain one-time costs. About $130 million of these savings are expected in 2008.
  Depreciation and amortization – $160 to $170 million, which includes approximately $5 million of accelerated depreciation expense in the first quarter of 2008 associated with the New York area plant consolidation project. Depreciation for the new headquarters building is expected to be $8 million per quarter.
  Income from joint ventures – $12 to $16 million.
  Interest expense – $50 to $60 million.
  Capital expenditures – $150 to $175 million. Aside from significant projects, other capital spending is projected to be $65 to $75 million in 2008.
  Income tax rate – Approximately 41 percent.

Conference Call Information

Our earnings conference call will be held on Thursday, January 31, at 11:00 a.m. E.T. To access the call, dial (888) 778-8903 (in the U.S.) and (913) 312-1450 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at http://www.nytco.com/investors/index.html.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by the Company’s various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2007 revenues of $3.2 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, WQXR-FM and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

This press release can be downloaded from www.nytco.com

Exhibits:	Condensed Consolidated Statements of Income
Segment Information
News Media Group Revenues by Operating Segment
Footnotes
Reconciliation of Non-GAAP Information
THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except per share data)

	Fourth Quarter			Full Year
	2007	2006	% Change	2007	2006	% Change
	(13 weeks)	(14 weeks)		(52 weeks)	(53 weeks)
Revenues
Advertising	$569,043	$626,332	-9.1%	$2,047,468	$2,153,936	-4.9%
Circulation	225,344	234,729	-4.0%	889,882	889,722	0.0%
Other (a)	71,368	70,423	1.3%	257,727	246,245	4.7%
Total	865,755	931,484	-7.1%	3,195,077	3,289,903	-2.9%

Operating costs
Production costs	338,187	380,284	-11.1%	1,341,096	1,435,456	-6.6%
Selling, general and administrative costs	368,368	367,353	0.3%	1,397,413	1,398,294	-0.1%
Depreciation and amortization	46,690	54,618	-14.5%	189,561	162,331	16.8%
Total	753,245	802,255	-6.1%	2,928,070	2,996,081	-2.3%

Net loss on sale of assets (b)	-	-	N/A	68,156	-	N/A

Gain on sale of WQEW-AM	-	-	N/A	39,578	-	N/A

Write-down of intangible assets (c)	11,000	814,433	-98.6%	11,000	814,433	-98.6%

Operating profit/(loss)	101,510	(685,204)	*	227,429	(520,611)	*

Net (loss)/income from joint ventures (d)	(10,622)	1,255	*	(2,618)	19,340	*

Interest expense - net	10,918	11,626	-6.1%	39,842	50,651	-21.3%

Income/(loss) from continuing operations before income taxes and minority interest	79,970	(695,575)	*	184,969	(551,922)	*

Income tax expense/(benefit)	27,396	(34,949)	*	76,137	16,608	*

Minority interest in net loss/(income)
of subsidiaries	68	(245)	*	107	359	-70.2%

Income/(loss) from continuing operations	52,642	(660,871)	*	108,939	(568,171)	*

Income from discontinued operations,
net of income taxes-
Broadcast Media Group (e)	-	12,838	N/A	5,753	24,728	-76.7%

Gain on sale of Broadcast Media Group, net of income taxes (e)	353	-	N/A	94,012	-	N/A

Discontinued operations, net of income taxes	353	12,838	-97.3%	99,765	24,728	*

Net income/(loss)	$52,995	$(648,033)	*	$208,704	$(543,443)	*

Average Number of Common Shares Outstanding:
Basic	143,853	143,906	0.0%	143,889	144,579	-0.5%
Diluted	144,060	143,906	0.1%	144,158	144,579	-0.3%

Basic Earnings/(Loss) Per Share:
Income/(Loss) from continuing operations	$0.37	$(4.59)	*	$0.76	$(3.93)	*
Discontinued operations, net of income taxes	-	0.09	N/A	0.69	0.17	*
Net Income/(Loss)	$0.37	$(4.50)	*	$1.45	$(3.76)	*

Diluted Earnings/(Loss) Per Share:
Income/(Loss) from continuing operations	$0.37	$(4.59)	*	$0.76	$(3.93)	*
Discontinued operations, net of income taxes	-	0.09	N/A	0.69	0.17	*
Net Income/(Loss)	$0.37	$(4.50)	*	$1.45	$(3.76)	*

Dividends Per Share	0.230	0.175	31.4%	0.865	0.690	25.4%

* Represents an increase or decrease in excess of 100%.
See footnotes page for additional information.
THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

	Fourth Quarter			Full Year
	2007	2006	% Change	2007	2006	% Change

Revenues
	(13 weeks)	(14 weeks)		(52 weeks)	(53 weeks)
News Media Group	$835,044	$907,263	-8.0%	$3,092,394	$3,209,704	-3.7%
About Group	30,711	24,221	26.8%	102,683	80,199	28.0%
Total	$865,755	$931,484	-7.1%	$3,195,077	$3,289,903	-2.9%

Operating Profit(Loss)
	(13 weeks)	(14 weeks)		(52 weeks)	(53 weeks)
News Media Group	$109,149	$(675,649)	*	$248,567	$(497,276)	*
About Group	11,571	10,150	14.0%	34,703	30,819	12.6%
Corporate	(19,210)	(19,705)	-2.5%	(55,841)	(54,154)	3.1%
Total	$101,510	$(685,204)	*	$227,429	$(520,611)	*

Operating Profit(Loss) Before Depreciation & Amortization and Special Items(f)
	(13 weeks)	(13 weeks)		(52 weeks)	(52 weeks)
News Media Group	$161,006	$174,975	-8.0%	$456,251	$447,609	1.9%
About Group	15,439	12,374	24.8%	49,078	41,907	17.1%
Corporate	(17,245)	(17,553)	-1.8%	(48,761)	(47,414)	2.8%
Total	$159,200	$169,796	-6.2%	$456,568	$442,102	3.3%

* Represents an increase in excess of 100%.

See footnotes page for additional information.
THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2007
	Fourth Quarter	% Change vs. 2006 (14 weeks)	Full Year	% Change vs. 2006 (53 weeks)
	(13 weeks)		(52 weeks)
The New York Times Media Group
Advertising	$355,037	-7.3%	$1,222,811	-3.6%
Circulation	164,531	-2.8%	645,977	1.4%
Other	49,542	2.7%	183,149	6.7%
Total	$569,110	-5.2%	$2,051,937	-1.2%

New England Media Group
Advertising	$99,764	-15.6%	$389,178	-8.6%
Circulation	39,036	-7.0%	156,573	-4.0%
Other	14,892	3.4%	46,440	-0.3%
Total	$153,692	-11.9%	$592,191	-6.8%

Regional Media Group
Advertising	$85,012	-16.6%	$338,032	-11.8%
Circulation	21,777	-7.4%	87,332	-2.5%
Other	5,453	-19.4%	22,902	-5.7%
Total	$112,242	-15.1%	$448,266	-9.8%

Total News Media Group
Advertising	$539,813	-10.5%	$1,950,021	-6.1%
Circulation	225,344	-4.0%	889,882	0.0%
Other (a)	69,887	0.7%	252,491	4.1%
Total	$835,044	-8.0%	$3,092,394	-3.7%

See footnotes page for additional information.
THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)

Other revenues consist primarily of revenue from wholesale delivery operations, news services/syndication, commercial printing, advertising service revenue, digital archives, TimesSelect (for periods before October 2007), Baseline StudioSystems and rental income.

(b)

In 2006 the Company announced plans to consolidate the printing operations of a facility it leases in Edison, N.J., into its newest facility in College Point, Queens. As part of the consolidation, the Company originally planned to sublease the Edison facility through 2018, the end of the then-existing lease term. After evaluating the options with respect to the lease, the Company decided it was financially prudent to purchase the Edison facility and sell it, with two adjacent properties it already owned, to a third party. The purchase and sale of the Edison facility closed in the second quarter of 2007, relieving the Company of rental terms that were above market as well as restoration obligations under the original lease. As a result of the sale, the Company recognized a pre-tax loss of $68.2 million in the second quarter.

(c)

The Company's annual impairment tests, in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, resulted in a non-cash impairment charge of $11.0 million ($6.4 million after tax, or $.04 per share) in 2007 and $814.4 million ($735.9 million after tax, $5.11 per share in the fourth quarter and $5.09 for the year) in 2006 related to a write-down of intangible assets at the NEMG. NEMG, which includes The Boston Globe (the "Globe"), Boston.com and the Worcester Telegram & Gazette, is part of the News Media Group reportable segment. The majority of the 2006 charge is not tax deductible because the 1993 acquisition of the Globe was structured as a tax-free stock transaction.

(d)

In 2007 the Company had a non-cash charge of $7.1 million ($4.1 million after tax, or $.03 per share) related to the write-down of our 49 percent investment in Metro Boston, LLC, which publishes a free daily newspaper in the Greater Boston area. This charge is included in "Net (loss)/income from joint ventures" in the Condensed Consolidated Statements of Income.

(e)

On May 7, 2007, the Company sold the Broadcast Media Group, consisting of nine network-affiliated television stations, their related Web sites and the digital operating center, for $575 million.  Under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Broadcast Media Group is treated as a discontinued operation. The Company has made reclassifications in all periods presented to reflect this change.

Results for the Broadcast Media Group, included within discontinued operations, for the fourth quarter and full year of 2007 and 2006 are below. In the fourth quarter of 2007, the gain on the sale included post closing adjustments.

		Fourth Quarter		Full Year

		2007	2006	2007	2006

	Revenues	$-	$49,249	$46,702	$156,791

	Pre-tax income	$-	$21,268	$9,848	$41,421

	Income taxes	-	(8,430)	(4,095)	(16,693)

	Income from discontinued operations, net of income taxes - Broadcast Media Group	-	12,838	5,753	24,728

	Gain on sale of Broadcast Media Group, net of income taxes	353	-	94,012	-

	Net income	$353	$12,838	$99,765	$24,728

(f)	See "Reconciliation of Non-GAAP Information" for reconciliations of operating profit(loss) to operating profit(loss) before depreciation & amortization and excluding special items.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands)

In this release, the Company has included non-GAAP financial information with respect to earnings per share (EPS) from continuing operations excluding special items, operating profit(loss) before depreciation and amortization and excluding special items, operating costs before depreciation and amortization, the additional week and raw materials and revenues excluding the additional week. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported EPS from continuing operations, operating profit(loss), operating costs and revenues. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

EPS from continuing operations excluding special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit(loss) before depreciation and amortization and excluding special items is useful in evaluating the Company’s ongoing cash-generating ability as it excludes the significant non-cash impact of depreciation and amortization as well as excludes items, if any, not indicative of ongoing operating activities. Total operating costs include depreciation and amortization, the additional week and raw materials. Total operating costs excluding depreciation and amortization provide a useful measure of manageable costs. Total operating costs excluding depreciation and amortization, the additional week and raw materials provide investors with helpful supplemental information on the Company’s underlying operating costs.

The Company's 2006 fiscal fourth quarter and year included an additional week (14 weeks and 53 weeks) compared with the 2007 fiscal fourth quarter and year (13 weeks and 52 weeks). Revenues excluding the effect of the additional week provide a useful measure of the Company's ongoing performance.

Reconciliations of these non-GAAP financial measures from, respectively, EPS from continuing operations, operating profit(loss), operating costs, and revenues, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of earnings/(loss) per share from continuing operations excluding special items

	Fourth Quarter			Full Year
	2007	2006	% Change	2007	2006	% Change

Earnings/(loss) per share from continuing operations	$0.37	$(4.59)	*	$0.76	$(3.93)	*

Adjustments:

Write-down of intangible assets	0.04	5.11		0.04	5.09

Write-down of Metro Boston, LLC interest	0.03	-		0.03	-

Net loss on sale of assets	-	-		0.29	-

Gain on sale of WQEW-AM	-	-		(0.15)	-

Additional Week	-	(0.06)		-	(0.06)

Sale of Discovery Times Channel interest	-	-		-	0.03

Earnings per share from continuing operations
excluding special items	$0.44	$0.46	-4.3%	$0.97	$1.13	-14.2%

Reconciliation of operating profit(loss) before depreciation & amortization and special items

	Fourth Quarter 2007
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	$109,149	$11,571	$(19,210)	$101,510

Add:
Depreciation & amortization	40,857	3,868	1,965	46,690

Operating profit(loss) before depreciation &
amortization	150,006	15,439	(17,245)	148,200

Add:

Write-down of intangible asset	11,000	-	-	11,000

Operating profit(loss) before depreciation &
amortization and special items	$161,006	$15,439	$(17,245)	$159,200

	Fourth Quarter 2006
	News Media	About		Total
	Group	Group	Corporate	Company

Operating (loss)profit	$(675,649)	$10,150	$(19,705)	$(685,204)

Add:

Depreciation & amortization	49,410	3,056	2,152	54,618

Operating (loss)profit before depreciation & amortization	(626,239)	13,206	(17,553)	(630,586)

Add:

Write-down of intangible assets	814,433	-	-	814,433

Additional Week	(13,219)	(832)	-	(14,051)

Operating profit(loss) before depreciation & amortization and special items	$174,975	$12,374	$(17,553)	$169,796

	% Change
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	*	14.0%	-2.5%	*

Add:

Depreciation & amortization	-17.3%	26.6%	-8.7%	-14.5%

Operating profit(loss) before depreciation & amortization	*	16.9%	-1.8%	*

Add:

Write-down of intangible assets	-98.6%	-	-	-98.6%

Additional Week	-	-	-	-

Operating profit(loss) before depreciation & amortization and special items	-8.0%	24.8%	-1.8%	-6.2%

* Represents an increase in excess of 100%.
THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit(loss) before depreciation & amortization and special items (continued)

	Full Year 2007
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	$248,567	$34,703	$(55,841)	$227,429

Add:

Depreciation & amortization	168,106	14,375	7,080	189,561

Operating profit(loss) before depreciation & amortization	416,673	49,078	(48,761)	416,990

Add:
Write-down of intangible asset	11,000	-	-	11,000

Net loss on sale of assets	68,156	-	-	68,156

Gain on sale of WQEW-AM	(39,578)	-	-	(39,578)

Operating profit(loss) before depreciation & amortization and special items	$456,251	$49,078	$(48,761)	$456,568

	Full Year 2006
	News Media	About		Total
	Group	Group	Corporate	Company

Operating (loss)profit	$(497,276)	$30,819	$(54,154)	$(520,611)

Add:

Depreciation & amortization	143,671	11,920	6,740	162,331

Operating (loss)profit before depreciation & amortization	(353,605)	42,739	(47,414)	(358,280)

Add:

Write-down of intangible assets	814,433	-	-	814,433

Additional Week	(13,219)	(832)	-	(14,051)

Operating profit(loss) before depreciation & amortization and special items	$447,609	$41,907	$(47,414)	$442,102

	% Change
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	*	12.6%	3.1%	*

Add:

Depreciation & amortization	17.0%	20.6%	5.0%	16.8%

Operating profit(loss) before depreciation & amortization	*	14.8%	2.8%	*

Add:
Write-down of intangible assets	-98.6%	-	-	-98.6%
Net loss on sale of assets	-	-	-	-
Gain on sale of WQEW-AM	-	-	-	-
Additional Week	-	-	-	-

Operating profit(loss) before depreciation & amortization and special items	1.9%	17.1%	2.8%	3.3%

* Represents an increase in excess of 100%.
THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of total operating costs excluding depreciation & amortization, the additional week and raw materials

	Fourth Quarter			Full Year
	2007	2006	% Change	2007	2006	% Change

Total operating costs	$753,245	$802,255	-6.1%	$2,928,070	$2,996,081	-2.3%

Less:
Depreciation & amortization	46,690	54,618		189,561	162,331

Total operating costs before depreciation & amortization	706,555	747,637	-5.5%	2,738,509	2,833,750	-3.4%

Less:

Additional Week	-	36,779		-	36,779

Total operating costs before depreciation & amortization and additional week	706,555	710,858	-0.6%	2,738,509	2,796,971	-2.1%

Less:

Raw materials(a)	63,299	83,779		259,977	325,372

Total operating costs before depreciation & amortization, additional week and
raw materials	$643,256	$627,079	2.6%	$2,478,532	$2,471,599	0.3%

(a) Excludes $5.5 million of raw materials for the Additional Week, which is included in the Additional Week above.

Reconciliation of News Media Group operating costs excluding depreciation & amortization and the additional week

	Fourth Quarter			Full Year
	2007	2006	% Change	2007	2006	% Change

News Media Group

Operating costs	$714,895	$768,479	-7.0%	$2,804,249	$2,892,547	-3.1%

Less:
Depreciation & amortization	40,857	49,410		168,106	143,671

Operating costs before depreciation & amortization	674,038	719,069	-6.3%	2,636,143	2,748,876	-4.1%

Less:

Additional Week	-	36,201		-	36,201

Operating costs before depreciation & amortization and additional week	$674,038	$682,868	-1.3%	$2,636,143	$2,712,675	-2.8%

Reconciliation of About Group operating costs excluding depreciation & amortization and the additional week

	Fourth Quarter			Full Year
	2007	2006	% Change	2007	2006	% Change

About Group

Operating costs	$19,140	$14,071	36.0%	$67,980	$49,380	37.7%

Less:
Depreciation & amortization	3,868	3,056		14,375	11,920

Operating costs before depreciation & amortization	15,272	11,015	38.6%	53,605	37,460	43.1%

Less:

Additional Week	-	578		-	578

Operating costs before depreciation & amortization and additional week	$15,272	$10,437	46.3%	$53,605	$36,882	45.3%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of revenues excluding the additional week

Total Company	Fourth Quarter
	2007	2006 As Reported	Additional Week	2006 Adjusted	% Change
	(13 weeks)	(14 weeks)		(13 weeks)
Revenues
Advertising	$569,043	$626,332	$(32,842)	$593,490	-4.1%
Circulation	225,344	234,729	(15,193)	219,536	2.6%
Other	71,368	70,423	(2,795)	67,628	5.5%
Total	$865,755	$931,484	$(50,830)	$880,654	-1.7%

	Full Year
	2007	2006 As Reported	Additional Week	2006 Adjusted	% Change
	(52 weeks)	(53 weeks)		(52 weeks)
Revenues
Advertising	$2,047,468	$2,153,936	$(32,842)	$2,121,094	-3.5%
Circulation	889,882	889,722	(15,193)	874,529	1.8%
Other	257,727	246,245	(2,795)	243,450	5.9%
Total	$3,195,077	$3,289,903	$(50,830)	$3,239,073	-1.4%

News Media Group	Fourth Quarter
	2007	2006 As Reported	Additional Week	2006 Adjusted	% Change
	(13 weeks)	(14 weeks)		(13 weeks)
The New York Times Media Group
Advertising	$355,037	$383,083	$(18,016)	$365,067	-2.7%
Circulation	164,531	169,236	(10,694)	158,542	3.8%
Other	49,542	48,234	(1,556)	46,678	6.1%
Total	$569,110	$600,553	$(30,266)	$570,287	-0.2%

New England Media Group
Advertising	$99,764	$118,174	$(6,865)	$111,309	-10.4%
Circulation	39,036	41,964	(2,825)	39,139	-0.3%
Other	14,892	14,399	(876)	13,523	10.1%
Total	$153,692	$174,537	$(10,566)	$163,971	-6.3%

Regional Media Group
Advertising	$85,012	$101,877	$(6,551)	$95,326	-10.8%
Circulation	21,777	23,529	(1,674)	21,855	-0.4%
Other	5,453	6,767	(363)	6,404	-14.9%
Total	$112,242	$132,173	$(8,588)	$123,585	-9.2%

Total News Media Group
Advertising	$539,813	$603,134	$(31,432)	$571,702	-5.6%
Circulation	225,344	234,729	(15,193)	219,536	2.6%
Other	69,887	69,400	(2,795)	66,605	4.9%
Total	$835,044	$907,263	$(49,420)	$857,843	-2.7%

	Full Year
	2007	2006 As Reported	Additional Week	2006 Adjusted	% Change
	(52 weeks)	(53 weeks)		(52 weeks)
The New York Times Media Group
Advertising	$1,222,811	$1,268,592	$(18,016)	$1,250,576	-2.2%
Circulation	645,977	637,094	(10,694)	626,400	3.1%
Other	183,149	171,571	(1,556)	170,015	7.7%
Total	$2,051,937	$2,077,257	$(30,266)	$2,046,991	0.2%

New England Media Group
Advertising	$389,178	$425,743	$(6,865)	$418,878	-7.1%
Circulation	156,573	163,019	(2,825)	160,194	-2.3%
Other	46,440	46,572	(876)	45,696	1.6%
Total	$592,191	$635,334	$(10,566)	$624,768	-5.2%

Regional Media Group
Advertising	$338,032	$383,207	$(6,551)	$376,656	-10.3%
Circulation	87,332	89,609	(1,674)	87,935	-0.7%
Other	22,902	24,297	(363)	23,934	-4.3%
Total	$448,266	$497,113	$(8,588)	$488,525	-8.2%

Total News Media Group
Advertising	$1,950,021	$2,077,542	$(31,432)	$2,046,110	-4.7%
Circulation	889,882	889,722	(15,193)	874,529	1.8%
Other	252,491	242,440	(2,795)	239,645	5.4%
Total	$3,092,394	$3,209,704	$(49,420)	$3,160,284	-2.1%

About Group	Fourth Quarter
	2007	2006 As Reported	Additional Week	2006 Adjusted	% Change
	(13 weeks)	(14 weeks)		(13 weeks)
Revenues	$30,711	$24,221	$(1,410)	$22,811	34.6%

	Full Year
	2007	2006 As Reported	Additional Week	2006 Adjusted	% Change
	(52 weeks)	(53 weeks)		(52 weeks)
Revenues	$102,683	$80,199	$(1,410)	$78,789	30.3%

CONTACT:
The New York Times Company
Catherine J. Mathis, 212-556-1981
mathis@nytimes.com
or
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com